Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated February 24, 2012 to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011, and the Product Supplement dated November 9, 2011

US$2,470,000
Senior Medium-Term Notes, Series B
Reverse Exchangeable Notes
Each Linked to a Single Reference Stock Issuer

•
This pricing supplement relates to twelve separate note offerings. Each issue of the notes is linked to one, and only one, Reference Stock. You may participate in any of the twelve offerings or, at your election, in two or more of the offerings. This pricing supplement does not, however, allow you to purchase a single note linked to a basket of some or all of the Reference Stocks described below.

•
The notes are designed for investors who seek an interest rate that is higher than that of a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the applicable Reference Stock, be willing to accept the risks of owning the common equity securities of the applicable Reference Stock Issuer, and be willing to lose some or all of their principal at maturity.

•	Investing in the notes is not equivalent to investing in the shares of any of the Reference Stocks.

•
Each issue of the offered notes will pay interest monthly at the fixed per annum rate specified for that issue below. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Stock Price of the applicable Reference Stock and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Stock Price below the applicable Trigger Price during the Monitoring Period, as described below.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•
Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the applicable Reference Stock (or, at our election, the applicable Cash Delivery Amount), in each case, together with any accrued and unpaid interest, as described below.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp., is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

(continued on the next page)

RevEx Number	Reference Stock Issuer	Ticker Symbol	Principal Amount	Interest Rate per Annum	Initial Stock Price	Trigger Price	Term (in months)	CUSIP	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal
0657	Bank of America Corporation	BAC	$137,000	14.00%	$7.88	$6.30	3	06366Q2U0	100%	1.75% US$2,397.50	98.25% US$134,602.50
0658	lululemon athletica inc.	LULU	$157,000	13.00%	$66.59	$53.27	3	06366Q2V8	100%	1.75% US$2,747.50	98.25% US$154,252.50
0660	Weatherford International Ltd.	WFT	$528,000	13.00%	$16.50	$13.20	3	06366Q2X4	100%	1.75% US$9,240.00	98.25% US$518,760.00
0661	United States Steel Corporation	X	$220,000	12.00%	$28.13	$21.10	3	06366Q2Y2	100%	1.75% US$3,850.00	98.25% US$216,150.00
0663	Cliffs Natural Resources Inc.	CLF	$366,000	13.50%	$67.86	$50.90	6	06366Q3A3	100%	2.00% US$7,320.00	98.00% US$358,680.00
0664	Coach, Inc.	COH	$5,000	8.50%	$75.28	$60.22	6	06366Q3B1	100%	2.00% US$100.00	98.00% US$4,900.00
0665	Ford Motor Company	F	$55,000	8.00%	$12.23	$9.78	6	06366Q3C9	100%	2.00% US$1,100.00	98.00% US$53,900.00

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” sections beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on February 29, 2012.

BMO CAPITAL MARKETS

(continued from the previous page)

RevEx Number	Reference Stock Issuer	Ticker Symbol	Principal Amount	Interest Rate per Annum	Initial Stock Price	Trigger Price	Term (in months)	CUSIP	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal
0666	The Goldman Sachs Group, Inc.	GS	$157,000	9.00%	$115.87	$92.70	6	06366Q3D7	100%	2.00% US$3,140.00	98.00% US$153,860.00
0667	Goodyear Tire & Rubber Company	GT	$45,000	11.50%	$13.11	$10.49	6	06366Q3E5	100%	2.00% US$900.00	98.00% US$44,100.00
0669	Transocean Ltd.	RIG	$29,000	11.00%	$50.73	$40.58	6	06366Q3G0	100%	2.00% US$580.00	98.00% US$28,420.00
0678	Diamond Foods, Inc.	DMND	$256,000	19.11%	$24.14	$16.42	3	06366Q3S4	100%	2.00% US$5,120.00	98.00% US$250,880.00
0679	First Solar, Inc.	FSLR	$515,000	18.98%	$35.58	$21.35	3	06366Q3T2	100%	1.50% US$7,725.00	98.50% US$507,275.00

Key Terms of all the Notes:

Payment at Maturity:	The payment at maturity for each of the notes is based on the performance of the applicable Reference Stock. You will receive $1,000 for each $1,000 in principal amount of the note, unless:

(1) the applicable Final Stock Price is less than the applicable Initial Stock Price; and

(2)
on any day during the Monitoring Period, the closing price of the applicable Reference Stock has declined to a price that is less than the applicable Trigger Price.  (“Closing Price Monitoring” is applicable to the notes.)

If the conditions described in both (1) and (2) are satisfied, you will receive at maturity, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Delivery Amount will most likely be substantially less than the principal amount of your notes, and may be zero.

Pricing Date:	February 24, 2012

Settlement Date:	February 29, 2012

Interest Payment Dates:
Interest on the notes will be paid in equal monthly installments on the last business day of each month beginning on March 30, 2012, to and including the applicable maturity date (subject to postponement as described in the product supplement).

Monitoring Period:	The period from the pricing date to and including the applicable Valuation Date.

Physical Delivery Amount:
The number of shares of the applicable Reference Stock, per $1,000 in principal amount of the notes, equal to $1,000 divided by the applicable Initial Stock Price, subject to adjustments, as described in the product supplement. Any fractional shares will be paid in cash. Payment of the Physical Delivery Amount and the maturity of the notes may be postponed by up to ten business days under certain circumstances, as set forth in the section of the product supplement, “General Terms of the Notes—Payment at Maturity—Physical Delivery Amount.”

Cash Delivery Amount:
For each Reference Stock, the amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Stock Price of that Reference Stock, subject to adjustments, as described in the product supplement.

Initial Stock Price:
The closing price of the applicable Reference Stock on the pricing date, as indicated on the cover page.  The Initial Stock Price is subject to adjustments in certain circumstances. See “General Terms of the Notes — Payment at Maturity” and “— Anti-dilution Adjustments” in the product supplement for additional information about these adjustments.

Final Stock Price:	The closing price of the applicable Reference Stock on the applicable Valuation Date.

Trigger Price:	As set forth on the cover page.

Automatic Redemption:	Not Applicable

Key Dates of 3 Month RevEx:		Key Dates of 6 Month RevEx:
Valuation Date:	May 25, 2012	Valuation Date:	August 28, 2012

Maturity Date:	May 31, 2012	Maturity Date:	August 31, 2012

We may use this pricing supplement in the initial sale of notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

This pricing supplement relates to twelve separate note offerings. Each issue of offered notes is linked to one, and only one, Reference Stock. The purchaser of a note will acquire a security linked to a single Reference Stock (and not to a basket that includes any other Reference Stock). You may participate in any of the note offerings or, at your election, in two or more of the offerings.

You should read this pricing supplement together with the product supplement dated November 9, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated November 9, 2011: http://www.sec.gov/Archives/edgar/data/927971/000121465911003814/f1024111424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Reference Stocks.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated November 9, 2011.

•
Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. The payment at maturity will be based on the applicable Final Stock Price and whether the closing price of the applicable Reference Stock has declined from the applicable Initial Stock Price to a closing price that is less than the applicable Trigger Price on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a number of shares of the applicable Reference Stock (or, at our election, the Cash Delivery Amount).  We expect that the market value of those shares or the Cash Delivery Amount will be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

•
Your return on the notes is limited to the principal amount plus accrued interest regardless of any appreciation in the value of the applicable Reference Stock. — You will not receive a payment at maturity with a value greater than your principal amount, plus accrued and unpaid interest.  This will be the case even if the Final Stock Price exceeds the Initial Stock Price by a substantial amount.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on each interest payment date and at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuers, including extending loans to, or making equity investments in, the Reference Stock Issuers, or providing advisory services to them.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuers, and these reports may or may not recommend that investors buy or hold shares of the Reference Stocks.  As a potential purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock Issuer that in your judgment is appropriate to make an informed investment decision.

•
The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
You will have no ownership rights in the applicable Reference Stock. — As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights or dividend payments. In addition, the applicable Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.

•
No affiliation with the Reference Stock Issuers. — We are not affiliated with the Reference Stock Issuers.  You should make your own investigation into the Reference Stocks and the Reference Stock Issuers. We are not responsible for any Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

•
Hedging and trading in the Reference Stocks. — We or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stocks or instruments related to one or more of the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock Issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock Issuer under the Exchange Act can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.  See the section “The Reference Stock Issuers” in the product supplement for additional information.

Bank of America Corporation

Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary. Its common stock is traded on the New York Stock Exchange under the symbol “BAC.”

Historical Information of the Common Stock of Bank of America Corporation

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	14.33	3.14
	Second Quarter	14.17	7.05
	Third Quarter	17.98	11.84
	Fourth Quarter	18.59	14.58

2010	First Quarter	18.04	14.45
	Second Quarter	19.48	14.37
	Third Quarter	15.67	12.32
	Fourth Quarter	13.56	10.95

2011	First Quarter	15.25	13.33
	Second Quarter	13.72	10.50
	Third Quarter	11.09	6.06
	Fourth Quarter	7.35	4.99

2012	First Quarter (through the pricing date)	8.25	5.80

lululemon athletica inc.

lululemon athletica inc.  designs and retails athletic clothing. The company produces fitness pants, shorts, tops and jackets for yoga, dance, running, and general fitness. Its common stock is traded on the Nasdaq Global Select Market under the symbol “LULU.”

Historical Information of the Common Stock of lululemon athletica inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	4.33	2.25
	Second Quarter	7.61	4.56
	Third Quarter	12.25	5.80
	Fourth Quarter	15.42	10.68

2010	First Quarter	20.95	13.14
	Second Quarter	22.79	17.91
	Third Quarter	22.92	15.95
	Fourth Quarter	36.76	21.55

2011	First Quarter	44.92	33.48
	Second Quarter	56.55	41.55
	Third Quarter	63.76	45.45
	Fourth Quarter	57.94	43.61

2012	First Quarter (through the pricing date)	66.70	47.03

Weatherford International Ltd.

Weatherford International Ltd. provides equipment and services used for the drilling, completion, and production of oil and natural gas wells. The company offers drilling and intervention services, completion systems, artificial lift systems, and compression services. The company conducts operations in substantially all of the oil and natural gas producing regions in the world. Its registered shares trade on the New York Stock Exchange under the symbol “WFT.”

Historical Information of the Registered Shares of Weatherford International Ltd.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	14.31	9.22
	Second Quarter	23.44	11.51
	Third Quarter	22.61	17.37
	Fourth Quarter	20.58	15.74

2010	First Quarter	20.47	14.97
	Second Quarter	18.48	12.73
	Third Quarter	17.40	13.07
	Fourth Quarter	22.87	16.81

2011	First Quarter	26.08	19.88
	Second Quarter	23.05	16.90
	Third Quarter	22.49	12.21
	Fourth Quarter	16.75	11.46

2012	First Quarter (through the pricing date)	18.20	15.24

United States Steel Corporation

United States Steel Corporation is an integrated steel producer flat-rolled and tubular products with production operations in North America and Europe. The company uses iron ore and coke as primary raw materials for steel production. Its common stock is traded on the New York Stock Exchange under the symbol “X.”

Historical Information of the Common Stock of United States Steel Corporation

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	40.14	16.88
	Second Quarter	41.83	22.62
	Third Quarter	50.24	30.50
	Fourth Quarter	56.86	34.48

2010	First Quarter	65.44	44.07
	Second Quarter	69.71	38.55
	Third Quarter	49.59	37.66
	Fourth Quarter	59.02	40.25

2011	First Quarter	63.64	52.33
	Second Quarter	54.64	41.07
	Third Quarter	46.91	21.99
	Fourth Quarter	28.51	20.19

2012	First Quarter (through the pricing date)	32.25	26.78

Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is a diversified mining and natural resources company. The company mines for iron ore and coal in locations across North America, South America, and Australia. Its common stock is traded on the New York Stock Exchange under the symbol “CLF.”

Historical Information of the Common Stock of Cliffs Natural Resources Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	31.72	12.01
	Second Quarter	31.02	18.51
	Third Quarter	34.45	20.43
	Fourth Quarter	47.41	30.18

2010	First Quarter	72.85	39.95
	Second Quarter	75.43	47.16
	Third Quarter	67.55	44.49
	Fourth Quarter	79.98	62.70

2011	First Quarter	100.46	81.33
	Second Quarter	101.04	81.51
	Third Quarter	101.43	51.17
	Fourth Quarter	73.45	48.30

2012	First Quarter (through the pricing date)	76.63	65.78

Coach, Inc.

Coach, Inc. designs, produces, and markets primarily leather goods. The company's products include handbags, business cases, men's and women's accessories, luggage and travel accessories, leather outerwear, and gloves. The company, together with a licensing partner, offers watches, footwear, furniture, and eyewear. Its common stock is traded on the New York Stock Exchange under the symbol “COH.”

Historical Information of the Common Stock of Coach, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	22.02	11.73
	Second Quarter	28.36	16.93
	Third Quarter	33.63	23.56
	Fourth Quarter	37.17	31.08

2010	First Quarter	40.31	34.04
	Second Quarter	44.32	36.55
	Third Quarter	43.71	34.37
	Fourth Quarter	58.23	42.90

2011	First Quarter	58.28	49.83
	Second Quarter	63.93	50.76
	Third Quarter	67.62	45.96
	Fourth Quarter	66.36	50.58

2012	First Quarter (through the pricing date)	75.82	60.04

Ford Motor Company

Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary. Its common stock is traded on the New York Stock Exchange under the symbol “F.”

Historical Information of the Common Stock of Ford Motor Company

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	2.94	1.58
	Second Quarter	6.41	2.74
	Third Quarter	8.44	5.35
	Fourth Quarter	10.20	6.84

2010	First Quarter	14.10	10.28
	Second Quarter	14.46	9.88
	Third Quarter	13.16	10.16
	Fourth Quarter	17.00	12.26

2011	First Quarter	18.79	14.01
	Second Quarter	15.79	12.78
	Third Quarter	14.12	9.62
	Fourth Quarter	12.51	9.37

2012	First Quarter (through the pricing date)	12.96	11.13

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc., a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. The company provides services to corporations, financial institutions, governments, and high-net worth individuals. Its common stock is traded on the New York Stock Exchange under the symbol “GS.”

Historical Information of the Common Stock of The Goldman Sachs Group, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	112.95	59.20
	Second Quarter	149.47	110.29
	Third Quarter	185.52	138.55
	Fourth Quarter	192.28	160.93

2010	First Quarter	177.90	148.72
	Second Quarter	184.92	131.27
	Third Quarter	156.41	131.08
	Fourth Quarter	171.07	146.57

2011	First Quarter	175.00	154.38
	Second Quarter	162.40	129.26
	Third Quarter	137.60	93.98
	Fourth Quarter	116.40	87.70

2012	First Quarter (through the pricing date)	117.53	93.42

Goodyear Tire & Rubber Company

The Goodyear Tire & Rubber Company develops, manufactures, distributes, and sells tires for most applications. The company also manufactures and markets several lines of rubber and rubber-related chemicals and provides automotive repair services.The company also retreads truck, aircraft, and heavy equipment tires. The company provides its products and services worldwide. Its common stock is traded on the New York Stock Exchange under the symbol “GT.”

Historical Information of the Common Stock of Goodyear Tire & Rubber Company

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	7.95	3.51
	Second Quarter	13.51	6.49
	Third Quarter	18.32	10.55
	Fourth Quarter	17.81	12.54

2010	First Quarter	15.94	12.50
	Second Quarter	14.65	9.94
	Third Quarter	12.37	9.24
	Fourth Quarter	12.11	9.56

2011	First Quarter	15.45	11.58
	Second Quarter	18.72	14.61
	Third Quarter	17.89	9.39
	Fourth Quarter	14.84	9.37

2012	First Quarter (through the pricing date)	15.28	13.00

Transocean Ltd.

Transocean Ltd. is an offshore drilling contractor. The company owns or operates mobile offshore drilling units, inland drilling barges, and other assets utilized in the support of offshore drilling activities worldwide. The company specializes in technically demanding segments of the offshore drilling business, including deepwater and harsh environment drilling services. Its registered shares trade on the New York Stock Exchange under the symbol “RIG.”

Historical Information of the Registered Shares of Transocean Ltd.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	64.87	46.39
	Second Quarter	84.65	59.32
	Third Quarter	87.11	67.31
	Fourth Quarter	92.75	79.15

2010	First Quarter	93.02	79.24
	Second Quarter	92.03	42.58
	Third Quarter	65.13	45.26
	Fourth Quarter	72.80	61.91

2011	First Quarter	85.47	69.44
	Second Quarter	80.99	59.81
	Third Quarter	65.05	47.74
	Fourth Quarter	59.99	38.39

2012	First Quarter (through the pricing date)	50.79	38.97

Diamond Foods, Inc.

Diamond Foods, Inc. is a branded food company specializing in processing, marketing and distributing culinary, snack, in-shell and ingredient nuts. Its common stock is traded on the Nasdaq Global Select Market under the symbol “DMND.”

Historical Information of the Common Stock of Diamond Foods, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	27.93	18.60
	Second Quarter	30.00	23.51
	Third Quarter	31.72	25.20
	Fourth Quarter	36.17	29.48

2010	First Quarter	42.92	33.71
	Second Quarter	45.91	37.46
	Third Quarter	45.98	39.63
	Fourth Quarter	55.17	40.56

2011	First Quarter	55.80	49.03
	Second Quarter	76.48	57.17
	Third Quarter	92.47	64.16
	Fourth Quarter	77.23	26.57

2012	First Quarter (through the pricing date)	38.05	22.13

First Solar, Inc.

First Solar, Inc. designs and manufactures solar modules. The company uses a thin film semiconductor technology to manufacture electricity-producing solar modules. Its common stock is traded on the Nasdaq Global Select Market under the symbol “FSLR.”

Historical Information of the Common Stock of First Solar, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through the pricing date.

		High ($)	Low ($)
2009	First Quarter	162.54	103.97
	Second Quarter	202.40	133.12
	Third Quarter	173.55	115.00
	Fourth Quarter	160.00	115.37

2010	First Quarter	140.48	102.97
	Second Quarter	150.87	103.07
	Third Quarter	149.27	117.45
	Fourth Quarter	151.15	122.35

2011	First Quarter	170.80	131.12
	Second Quarter	160.40	114.12
	Third Quarter	133.05	63.21
	Fourth Quarter	64.73	30.50

2012	First Quarter (through the pricing date)	49.03	34.70

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in a Note

The following table illustrates the hypothetical payments at maturity on a $1,000 investment in a note, based on a hypothetical Initial Stock Price of $100.00, a hypothetical Trigger Price of $75.00 (75% of the Initial Stock Price), a range of hypothetical Final Stock Prices and the effect on the payment at maturity if (i) the closing market price of the Reference Stock does not fall below the Trigger Price at any time during the Monitoring Period or (ii) the closing market price of the Reference Stock declines below the Trigger Price at any time during the Monitoring Period.

The hypothetical examples shown below are intended to help you understand the terms of the notes.  The actual amount of cash or securities that you will receive at maturity will depend upon the Final Stock Price of the applicable Reference Stock, and whether its closing price was below the applicable Trigger Price on any trading day during the applicable Monitoring Period.

Hypothetical Final Stock Price	Hypothetical Final Stock Price Expressed as a Percentage of the Initial Stock Price	Payment At Maturity
		(i) if the closing market price of the Reference Stock does not fall below the Trigger Price on any day during the Monitoring Period	(ii) if the closing market price of the Reference Stock falls below the Trigger Price on any day during the Monitoring Period	Total Value of payment Received at Maturity*
$150.00	150%	$1,000.00	$1,000.00	$1,000.00
$125.00	125%	$1,000.00	$1,000.00	$1,000.00
$100.00	100%	$1,000.00	$1,000.00	$1,000.00
$90.00	90%	$1,000.00	10 shares of the Reference Stock or the Cash Delivery Amount	$900.00
$80.00	80%	$1,000.00	10 shares of the Reference Stock or the Cash Delivery Amount	$800.00
$75.00	75%	$1,000.00	10 shares of the Reference Stock or the Cash Delivery Amount	$750.00
$70.00	70%	N/A	10 shares of the Reference Stock or the Cash Delivery Amount	$700.00
$50.00	50%	N/A	10 shares of the Reference Stock or the Cash Delivery Amount	$500.00
$25.00	25%	N/A	10 shares of the Reference Stock or the Cash Delivery Amount	$250.00
$0.00	0%	N/A	10 shares of the Reference Stock or the Cash Delivery Amount	$0.00

* Note that you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Delivery Amount) or the principal amount of your notes in cash. Also note that if you receive the Physical Delivery Amount, the total value of the payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.  Regardless of the performance of the Reference Stock, or of the payment that you receive at maturity, you will receive the interest payments on the notes.

U.S. Federal Tax Information

The following table sets forth the amount of stated interest on the notes and the portion that will be treated as an interest payment and as payment for the Put Option for U.S. federal income tax purposes.

RevEx Number	Reference Stock Issuer	Interest Rate per Annum	Treated as an Interest Payment	Treated as Payment for the Put Option
0657	Bank of America Corporation	14.00%	0.49%	13.51%
0658	lululemon athletica inc.	13.00%	0.49%	12.51%
0660	Weatherford International Ltd.	13.00%	0.49%	12.51%
0661	United States Steel Corporation	12.00%	0.49%	11.51%
0663	Cliffs Natural Resources Inc.	13.50%	0.75%	12.75%
0664	Coach, Inc.	8.50%	0.75%	7.75%
0665	Ford Motor Company	8.00%	0.75%	7.25%
0666	The Goldman Sachs Group, Inc.	9.00%	0.75%	8.25%
0667	Goodyear Tire & Rubber Company	11.50%	0.75%	10.75%
0669	Transocean Ltd.	11.00%	0.75%	10.25%
0678	Diamond Foods, Inc.	19.11%	0.49%	18.62%
0679	First Solar, Inc.	18.98%	0.49%	18.49%

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement dated November 9, 2011 under “Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement.  BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the applicable Reference Stock (or any other Reference Stock) or as to the suitability of an investment in the notes.